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                                                                   EXHIBIT 10.27



                               PROMOTION AGREEMENT

        THIS AGREEMENT made and entered into as of JANUARY 2, 2000, by and between Heartbeat of America, Inc., 1180 South Beverly Drive, Suite 512, Los Angeles, California 90035 ("Heartbeat") and HyperBaric Systems, 1127 Harker Avenue, Palo Alto, California 94301 ("HyperBaric").

                                 R E C I T A L S

        WHEREAS, Heartbeat's management is experienced in the production of thirty minute television shows that feature businesses in a news magazine style and is desirous of producing such a show that would feature HyperBaric and be entitled Heartbeat of America, and

        WHEREAS, HyperBaric wishes to be featured on said television show and "Breaking News" marketing videos described below and participate in same under the terms and conditions set forth below.

NOW, THEREFORE, THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.      THE PRODUCTION

               Heartbeat shall write, direct, and produce a professional thirty-minute television show entitled Heartbeat of America (the "Show"). The Show will be produced in a news magazine format including anchors and reports, and will feature HyperBaric. HyperBaric will travel at its own expense to Heartbeat's television studio in Southern California for a "breaking news" interview taped on Heartbeat's news set and conducted by one or more of Heartbeat's anchors. HyperBaric will arrive the day before the shoot for a script conference. The date for this studio interview will be set at a time convenient for both Heartbeat and HyperBaric. Heartbeat, at its option, may repeat portions of the show for the benefit of the viewers who tune in late. The script will be completed in approximately two months from the date of this Agreement and the Show and Videos described in Paragraph 5 will be completed approximately two months after the script is completed. Heartbeat shall use best efforts to incorporate HyperBaric's comments into the script.

2.      GUARANTEED AIR TIME

        Heartbeat guarantees that the Show will be aired one time nationally via cable or satellite within three months after completion of Show, the exact date, time and channel to be determined by Heartbeat.

3.      SALES RIGHTS

        The thirty-minute television Show shall be the property of Heartbeat. Heartbeat and HyperBaric shall split equally any revenues derived from the sales of the Show for a period of ten years from the date of this Agreement. HyperBaric shall also have the unlimited right to use and duplicate the tape of the Show without any payment of royalty or license for its use in marketing and promotion as long as the tape is not sold commercially or used for television broadcast purposes.

4.      SCRIPT

        HyperBaric shall provide Heartbeat with as much information as available, written and verbal, on HyperBaric's background, history, current operations, future plans, and all other information as reasonably required by Heartbeat. Heartbeat will have final script rights with regard to its anchors and all questions for HyperBaric will be prepared by both Heartbeat and HyperBaric.

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5.      "BREAKING NEWS" MARKETING VIDEOS

        Heartbeat shall extract from the Show three "Breaking News" marketing videos, (approximately five minutes, ten minutes and fifteen minutes in length) (the "Videos") and turn over to HyperBaric a Beta-Master for each such video plus 5 VHS copies of each plus 200 Heartbeat of America "breaking news" labels for the video cassettes. HyperBaric shall have the perpetual rights to make unlimited additional tape copies, as well as transfer the videos to CDs or any other format for non-broadcast use in marketing its business, without payment of royalty or license fees to Heartbeat.

6.      WILLIAM SHATNER PERFORMANCE

        William Shatner will appear on the non-broadcast Show and Videos, but not on the thirty-minute television broadcast Show. He will introduce each such video and briefly set the stage for what is to follow, as well as perform the close. Shatner's introductions and closes will be the same or similar for the Show and Videos so as to create a continuing Heartbeat of America identity. All on camera personalities and celebrities who perform on the broadcast Show will appear on the Videos. Heartbeat shall collect and retain, and indemnify and hold HyperBaric harmless from any loss, cost, damage or liability in connection with, models and actors releases, without any obligation to pay any royalties or additional amounts beyond that paid by Heartbeat, for all people appearing in the Show and Videos.

7.      TERM.

        The term of this Agreement shall commence on the date first set forth above, and shall continue in effect until the earlier of (I) that date when Heartbeat has fulfilled all of its obligations hereunder, and (ii) nine (9) months following the date first set forth above unless it is terminated earlier in accordance with the terms and conditions set forth herein.

8.      COMPENSATION

        All costs, charges, expenses, and obligations of any kind whatsoever arising from the production of the Show and the "Breaking News" marketing Videos shall be the sole responsibility of Heartbeat and HyperBaric will not be responsible for any costs or charges whatsoever beyond that set forth below:

        Forty-Five Thousand Dollars ($45,000) to be paid to Heartbeat as follows:

        a)     One-third upon execution of this agreement.
        b)     One-third upon completion of script.
        c)     One-third upon commencement of video taping.

        Subject to Section 10, HyperBaric shall grant Heartbeat a Warrant, as Attachment 1 hereto, to purchase up to an aggregate of Seven Hundred Thousand (700,000) shares of HyperBaric's common stock at an exercise price of One Dollar Fifty Cents ($1.50) per share, exercisable for Ten (10) years commencing on the date first set forth above in accordance with the following schedule:

        a) The Warrant shall be exercisable for Two Hundred Thousand (200,000) shares in two (2) weeks after signing this agreement;

        b) The Warrant shall be exercisable for One Hundred Fifty Thousand (150,000) shares upon completion of the studio shoot;

        c) The Warrant shall be exercisable for One Hundred Fifty Thousand (150,000) shares upon the airing of the Show; and

        d) The Warrant shall be exercisable for Two Hundred Thousand (200,000) shares upon the fulfillment of Heartbeat's obligations set forth in Section 5.

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        Additionally, HyperBaric shall use all reasonable efforts to register the Warrant within six (6) months but no later than nine (9) months of the date first set forth above. In the event of such registration to occur later than nine (9) months of the date first set forth above, subject to terms and conditions set forth herein, Heartbeat shall be granted an additional Warrant to purchase Fifty Thousand (50,000) shares of HyperBaric's Common Stock at an exercise price of One Dollar Fifty Cents ($1.50) per share, exercisable immediately, in whole or in part, for ten (10) years commencing on the date first set forth above. Such additional Warrant shall also be registered along with other Warrant already granted.

        Bert Tenzer will receive a stock option to purchase One Hundred Thousand (100,000) shares of common stock at $1.50 per share for consulting services, to vest according to HyperBaric's stock option Plan and Agreement.

9.      TERMINATION OF AGREEMENT

        Either party may terminate this Agreement in the event of a material breach by the other party hereto and failure to cure such breach within thirty
(30) days following notice of default.

10.  REMEDIES

        In the event of a material breach by HyperBaric of this Agreement, Heartbeat will have no further obligation to HyperBaric and its sole and exclusive remedy for such breach shall be the following: (i) termination of the Agreement under Section 9, and (ii) retaining all monies previously paid to Heartbeat, and (iii) any vested portion of the Warrant or stock purchased under the Warrant.

        In the event of a material breach by Heartbeat of this Agreement, HyperBaric will have no further obligation to Heartbeat and its sole and exclusive remedy for such breach shall be the following: (i) termination of the Agreement under Section 9, (ii) cancellation of unexercised shares of stock of the Warrant granted in Section 8.b), and (iii) returning of all exercised shares of stock of the Warrant granted in Section 8.b), and (iv) returning of all payments made to Heartbeat in Section 8.a).

11.  INDEMNITY

        Heartbeat and HyperBaric will indemnify and hold each other harmless, from and against any and all losses, claims, damages, or liabilities to which Heartbeat or HyperBaric, as the case may be, may become subject, including reasonable costs and attorneys fees, insofar as such losses, claims, damages or liabilities arise out of or are based on any act or omission of Heartbeat or HyperBaric, as the case may be, in connection with the Agreement.


12.  MISCELLANEOUS

        a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California and all parties agree to the exclusive jurisdiction of the state and federal courts in the State of California.

        b) Amendment. This Agreement is subject to amendment only with the unanimous written consent of all parties hereto.

        c) Arbitration. At the option of either party, any and all disputes or controversies, whether of law or fact, and of any nature whatsoever arising from this Agreement, shall be decided by arbitration by the American Arbitration Association in accordance with the rules and regulations of that Association.

        d) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, whether written or oral, with respect to the subject matter of this Agreement.

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        e) Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three (3) days after mailing (one business day in the case of express mail or overnight courier service), to the respective address of Heartbeat and HyperBaric set forth above.

        f) Relationship of Parties. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. No party shall have the power to bind any other party or incur obligations on any other party's behalf without such other party's prior written consent.

        g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        h) Assignment. Neither party may assign this Agreement or any part thereof without the prior consent in writing to the other party, except that it may be assigned without such consent to a successor of HyperBaric or Heartbeat, or to a person, firm, or corporation acquiring all or substantially all of the business and assets of HyperBaric or Heartbeat. No assignment of this Agreement shall relieve the assignor until this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

        i) Attorneys Fees. In the event of any claim, dispute, litigation, arbitration or action concerning or related to this Agreement, or any alleged breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs of suit and disbursements in addition to any other remedies or damages which may be properly awarded or awardable.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.


HYPERBARIC SYSTEMS



By:
   --------------------------------
     Harry Masuda, President


HEARTBEAT OF AMERICA, INC.



By:
   --------------------------------
     Bert Tenzer, President